Exhibit L
EXECUTIVE ORDER N° 677/01

CHAPTER VII

System of Residual Stakes
SECTION 30.- Objection to the Fair Price. Within a period of THREE (3) months as from the date of the last publication referred to in the penultimate paragraph of section 28 of this Executive Order, every minority shareholder and, in its case, every holder of any other convertible security, may object to the value given to the shares or convertible securities or, in its case, the proposed swap relation, alleging that the value assigned by the controlling party is not a fair price. Once the expiration term has lapsed, the published valuation regarding the minor shareholder that has not been objected to shall be final. The same expiration is applied to the holder of convertible securities who has not objected to the value given to the convertible securities.
     The objection does not alter the transmission by law of the shares and convertible securities in favor of the controlling party. During the objection, all rights corresponding to the shares, securities convertible into shares or not, correspond to the controlling party.
     The Arbitration Court specified in section 38 hereof shall take part, or in case the minor shareholder opts for the legal objection, the court in commercial matters of the jurisdiction corresponding to the domicile of the controlled party. All objections of minority shareholders and, in its case, the holders of the other convertible securities shall be aggregated before the same court. The objection shall be suspended until the expiration period referred to in the first paragraph of this section or until all the legitimated parties have brought an objection action. For that purpose the legitimate objecting parties shall be all those shareholders or holders of other convertible securities that have not voluntarily withdrawn the funds form the escrow account mentioned in the last paragraph of section 29 of this Executive Order.
     The objection, which may only refer to the valuation of the shares and, in its case, of the other convertible securities and to the swap relation, as the case may be, shall be forwarded to the controlling party for a term of TEN (10) business days. The evidence shall be offered with the brief of compliant and with the responsive pleading. The Arbitration Court or the judge, as it may correspond, shall appoint the valuating experts in the number he considers corresponds to the case and, after a new forwarding for FIVE (5) business days, it shall pronounce judgement fixing the final fair price in a term of FIFTEEN (15) business days. The decision is appealable, and the appeal may be filed duly grounded, within a term of TEN (10) business days. The forwarding shall be for the same term, and the Court of Appeals shall make a decision within TWENTY (20) business days.
     The attorneys and experts’ fees shall be established by the Arbitration Court, as they may correspond, according to the scale applicable to the incidents. Each party shall bear its attorneys and experts or technical consultants’ fees. The fees of the experts appointed by the judicial or arbitration Court shall be always born by the controlling party, except that the difference between the fair price pretended by the objecting party is THIRTY PERCENT (30%) over the price offered by the controlling party, in which case the provisions of the first paragraph of section 154 of Act N° 19,550 and amending regulations shall be applied.
     In case it corresponds, in a term of FIVE (5) business days after the final decision becomes a matter decided, the controlling party shall deposit in the escrow account indicated in the last paragraph of section 29 hereof the amount of the determined price differences. The delay in the fulfillment of the deposit shall accrue in charge of the controlling party a default interest equal to one time and a half the mean active rate for loans in pesos published by the CENTRAL BANK OF THE REPUBLIC OF ARGENTINA, corresponding to the month when the delay takes place. If the delay exceeds THIRTY (30) running days any shareholder shall be legitimated to declare the expiration of the sale of its securities. In said case, the controlling party shall return the holding of the shares and other rights of the shareholder to the previous situation, apart from his liability for the generated damages.
     Minority shareholders and, in its case, the holders of other convertible securities, may withdraw the funds corresponding to their shares or convertible securities as from the date when the last deposit was credited, plus the interests accrued by the respective amounts.